SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date Of Report (Date Of Earliest Event Reported): November 28, 2011

NORTHWEST BIOTHERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	0-33393	94-3306718
(State Or Other Jurisdiction Of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4800 Montgomery Lane, Suite 800, Bethesda, MD 20814

(Address Of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, Including Area Code (240) 497-9024

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01  Entry into a Material Definitive Agreement.

On November 28, 2011, the Registrant entered into an agreement (the “ARH Agreement”) with Al Rajhi Holdings (“ARH”), resolving $5,046,401 of debt (principal and accumulated interest and Original Interest Discount) which the Registrant owed to ARH. This debt arose from a $4 million Note which was entered into by the Registrant and ARH in May, 2008, with a 6-month maturity and a twelve percent annual interest rate, and which has previously been extended.

Pursuant to the ARH Agreement, $2,523,201, comprising half of the total amount due, is being converted into common stock of the Registrant, par value $0.001 (the “Common Stock”), and $2,523,201, comprising the other half of the total amount due, is being repaid in cash, through a series of installment payments.  The first installment payment, in the amount of $450,000, was due at closing and was paid by the Registrant.  Subsequent installments are due at intervals of forty-five days, and one last interval of thirty days, to complete the repayment.  The conversions into equity will be made at a conversion price of $0.57 per share, resulting in the issuance of approximately 4.4 million shares of Common Stock to ARH (the “Conversion Shares”).

Upon completion of ARH’s conversions into equity pursuant to the ARH Agreement, the Registrant will extend by six (6) months the exercise period of ARH’s existing outstanding warrants to purchase Common Stock.   As additional consideration for ARH’s conversions into equity, the Registrant will issue to ARH a new warrant exercisable for a number of shares of Common Stock equal to ten percent (10%) of the number of Conversion Shares.  The exercise price of the warrants is $0.57 per share and the exercise period is three (3) years.

Item 8.01  Other Events.

 On November 29, 2011, the holders of a majority of the issued and outstanding Common Stock voted to increase the authorized number of shares of common stock of the Registrant, from 150 million shares of common stock to 450 million shares of common stock.  This increase did not involve or affect any preferred stock of the Registrant.  The Registrant will file with the SEC an Information Statement relating to this increase in authorized number of shares of common stock, and the increase will become effective when the SEC review of the Information Statement is complete and authorization is received by the Registrant.

Item 3.02  Unregistered Sales of Equity Securities.

The securities described in Item 1.01 above were offered and sold in reliance upon exemptions from registration pursuant to Section 4(2) under the Securities Act and Rule 506 of Regulation D promulgated thereunder. The agreements executed in connection with this sale contain representations to support the Company’s reasonable belief that the investor had access to information concerning the Company’s operations and financial condition, the investor acquired the securities for their own account and not with a view to the distribution thereof in the absence of an effective registration statement or an applicable exemption from registration, and that the investor was sophisticated within the meaning of Section 4(2) of the Securities Act and was an “accredited investor” (as defined by Rule 501 under the Securities Act).  In addition, the issuances did not involve any public offering; the Company made no solicitation in connection with the sale other than communications with the investor; the Company obtained representations from the investor regarding their investment intent, experience and sophistication; and the investor either received or had access to adequate information about the Company in order to make an informed investment decision.  At the time of their issuance, the securities will be deemed to be restricted securities for purposes of the Securities Act, and the certificates representing the securities shall bear legends to that effect.  The securities may not be resold or offered in the United States without registration or an exemption from registration.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWEST BIOTHERAPEUTICS, INC

Dated: December 2, 2011	By:	/s/ Linda Powers
Linda Powers
Chief Executive Officer and Chairman